Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

INPIXON

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	150,000,000	(3)	$0.1937	$29,047,500.00	0.00011020	$3,203.03
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts							$29,047,500.00		$3,203.03
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of additional shares of common stock as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based upon the average of the high and low prices of the registrant’s common stock reported on the Nasdaq Capital Market on June 22, 2023 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(3)	Represents shares of our common stock offered for resale by the Selling Stockholders named in the Registration Statement, issuable upon the exercise of warrants to purchase common stock issued to the Selling Stockholders in a private placement.